ARTICLES SUPPLEMENTARY

BNY MELLON NEW JERSEY MUNICIPAL BOND FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to authority expressly vested in the Board of Directors of the Corporation (the "Board") by Article FIFTH of the Articles of Incorporation of the Corporation, as amended (the "Charter"), the Board hereby classifies and reclassifies the one hundred million (100,000,000) authorized but unissued shares, $.001 par value per share, of Class T shares of the Corporation as Class Z shares of the Corporation.

SECOND:  Immediately before the classification and reclassification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue seven hundred seventy-five million (775,000,000) shares of stock, all of which are shares of Common Stock, having a par value of one tenth of one cent ($.001) per share and an aggregate par value of seven hundred seventy-five thousand dollars ($775,000), classified as follows:

Class	Shares Authorized
Class A shares	200,000,000
Class C shares	150,000,000
Class I shares	150,000,000
Class Y shares	150,000,000
Class Z shares	25,000,000
Class T shares	100,000,000
Total	775,000,000

THIRD:  As hereby classified and reclassified, the total number of shares of stock which the Corporation has authority to issue remains seven hundred seventy-five million (775,000,000) shares, all of which are shares of Common Stock, having a par value of one tenth of one cent ($.001) per share and an aggregate par value of seven hundred seventy-five thousand dollars ($775,000), classified as follows:

Class	Shares Authorized
Class A shares	200,000,000
Class C shares	150,000,000
Class I shares	150,000,000
Class Y shares	150,000,000
Class Z shares	125,000,000
Total	775,000,000

FOURTH:  The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

FIFTH:  These Articles Supplementary were approved by a majority of the entire Board of the Corporation and are limited to changes expressly permitted by Section 2-105(a)(10) and (13) of the Maryland General Corporation Law to be made without action by the Corporation's stockholders.

SIXTH:  These Articles Supplementary shall become effective at 9:01 a.m. on December 31, 2019.

[Signature Page Follows]

IN WITNESS WHEREOF, BNY Mellon New Jersey Municipal Bond Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

BNY MELLON NEW JERSEY MUNICIPAL BOND FUND, INC.

By: /s/ James Bitetto

James Bitetto

Vice President

WITNESS:

/s/ Jeff Prusnofsky

Jeff Prusnofsky

Assistant Secretary